As filed with the Securities and Exchange Commission December 20, 2002 File No. 333-92172

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  FORM SB-2/A-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TRADERIGHT, CORP.
             (Exact name of registrant as specified in its charter)

                                      6211
                                      ----
              (Primary Standard Industrial Classification Code No.)

                          FLORIDA                     65-0806165
               (State or Other Jurisdiction of      (IRS Employer
             Incorporation or Organization)     Identification No.)

                       2424 N. FEDERAL HIGHWAY, SUITE 350
                           BOCA RATON, FLORIDA  33431
                                 (561) 338-0607
        (Address and telephone number of registrant's principal offices)

                            JYGNESH "JAY" PATEL, CEO
                             TRADERIGHT CORPORATION
                       2424 N. FEDERAL HIGHWAY, SUITE 350
                           BOCA RATON, FLORIDA  33431
                                 (561) 338-0607
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            BRUCE M. PRITCHETT, ESQ.
                                 ATTORNEY AT LAW
                           8 EAST BROADWAY, SUITE 609
                         SALT LAKE CITY, UT  84111-2204
                                 (801) 363-1288
                               (801) 363-8512 FAX

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If  any  of  the securities being registered on this form are to be offered on a delayed  or  continuous  basis  pursuant to Rule 415 under the Securities Act of
1933,  check  the  following  box:   [  X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
Title of each class  Amount to be       Proposed offering   Proposed maximum     Amount of
of securities to. .  registered         price per share     aggregate offering   registration
be registered . . .  price              fee
------------------------------------------------------------------------------------------------
Common Stock. . . .  2,370,000 shares   $1.00 per share  $        2,370,000  $            218.04
------------------------------------------------------------------------------------------------






The proposed offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

51

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                             PRELIMINARY PROSPECTUS


                                TRADERIGHT, CORP.
                        2,370,000 SHARES OF COMMON STOCK

                                 $1.00 PER SHARE
 UNTIL SHARES ARE QUOTED ON OTCBB; THEREAFTER, UP TO 870,000 SHARES MAY BE SOLD
             AT PREVAILING MARKET PRICES OR OTHER NEGOTIATED PRICES



     This prospectus relates to 2,370,000 shares of common stock of Traderight Corporation, a Florida corporation. These shares have already been sold to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There is currently no market for our common stock, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds from the sale of those shares being offered. The selling security holders may sell their shares in sales in the open market or in privately negotiated transactions. We are a relatively new development stage company, with no history of profitable operations to date.


     SEE "RISK FACTORS" ON PAGES 3-6 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     The  date  of  this  prospectus  is  December  20,  2002.


                             Subject to completion.





                                TABLE OF CONTENTS


Prospectus Summary                                                           3
Risk Factors                                                                 4
Use of Proceeds                                                              6
Determination of Offering Price                                              6
Dilution                                                                     6
Selling Security Holders                                                     6
Plan of Distribution                                                         7
Legal Proceedings                                                            8
Directors, Executive Officers, Promoters and Control Persons                 9
Security Ownership of Certain Beneficial Owners and Management              10
Description of Securities                                                   11
Interest of Named Experts and Counsel                                       12
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities                                                                 12
Description of Business                                                     13
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                  18
Description of Property                                                     21
Certain Relationships and Related Transactions                              21
Market for Common Equity and Related Stockholder Matters                    21
Executive Compensation                                                      23
Financial Statements                                                        24
Changes in and Disagreements with Accountants on Accounting and Financial

Disclosure                                                                  25
Legal Matters                                                               26
Experts                                                                     27
Additional Information                                                      28
Indemnification of Directors and Officers                                   29
Other Expenses of Issuance and Distribution                                 30
Recent Sales of Unregistered Securities                                     31
Exhibits                                                                    32
Undertakings                                                                33
Signatures                                                                  34

                               PROSPECTUS SUMMARY

ABOUT  OUR  COMPANY

     We are a licensed broker-dealer registered with the Securities and Exchange Commission, and we are also members of the National Association of Securities Dealers. Roughly ninety-nine percent of our revenues derive from fees we charge active traders or from the gains generated by our own proprietary traders using our own funds.

     We incorporated under the laws of Florida on December 1, 1997 as Traderight, Corp., and we do business under the business name of Traderight
Securities. We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock, and up to 5,000,000 shares of $0.001 par value preferred stock. We have never declared any dividends on either our common or preferred stock, and we have no plans to do so in the foreseeable future.


SUMMARY OF SELECTED FINANCIAL DATA


                                      For the seven months       For the seven months
                                      ended July 31, 2002        ended July 31, 2001
 Statements of Operations. . . . . .         (Unaudited)             (Unaudited)
------------------------------------  -------------------------  ----------------------
Revenues . . . . . . . . . . . . . .  $               (279,354)  $             327,010
------------------------------------  -------------------------  ----------------------
Operating expenses . . . . . . . . .  $                785,896   $             529,004
------------------------------------  -------------------------  ----------------------
Income (loss) from operations. . . .  $             (1,065,250)  $            (201,994)
------------------------------------  -------------------------  ----------------------
Other income (expense), net. . . . .  $                 18,341   $              14,656
------------------------------------  -------------------------  ----------------------

Net income (loss). . . . . . . . . .  $             (1,046,909)  $            (187,338)

------------------------------------  -------------------------  ----------------------
Net income (loss) per common share .  $                   (.17)  $                (.03)
------------------------------------  -------------------------  ----------------------


                                            For the year              For the year
                                       ended December 31, 2001. ended December 31, 2000
 Statements of Operations
------------------------------------  -------------------------  ----------------------
Revenues . . . . . . . . . . . . . .  $                618,648   $             733,373
------------------------------------  -------------------------  ----------------------
Operating expenses . . . . . . . . .  $              1,033,678   $             973,829
------------------------------------  -------------------------  ----------------------
Income (loss) from operations. . . .  $               (415,030)  $            (240,456)
------------------------------------  -------------------------  ----------------------
Other income (expense), net. . . . .  $                 18,341   $              14,656
------------------------------------  -------------------------  ----------------------
Net income (loss). . . . . . . . . .  $               (418,630)  $            (235,224)
------------------------------------  -------------------------  ----------------------
Net income (loss) per common share .  $                   (.08)  $                (.04)
------------------------------------  -------------------------  ----------------------


                                          As of July 31, 2002              As of
Balance Sheet. . . . . . . . . . . .           (Unaudited)           December 31, 2001
------------------------------------  -------------------------  ----------------------
Available cash . . . . . . . . . . .  $                312,888   $             150,515
------------------------------------  -------------------------  ----------------------
Total Assets . . . . . . . . . . . .  $              2,335,434   $           4,817,027
------------------------------------  -------------------------  ----------------------
Current liabilities. . . . . . . . .  $                 56,515   $           2,138,899
------------------------------------  -------------------------  ----------------------
Total liabilities. . . . . . . . . .  $                 56,515   $           2,138,899
------------------------------------  -------------------------  ----------------------
Stockholders equity (deficiency) . .  $              2,278,919   $           2,678,128
------------------------------------  -------------------------  ----------------------
Stockholders equity and Liabilities.  $              2,335,434   $           4,817,027
------------------------------------  -------------------------  ----------------------

ABOUT  THIS  OFFERING

     The selling security holders want to sell up to 2,370,000 shares of our common stock, which they acquired in private placements exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

Out of this 2,370,000 share total, our parent company Equishare Holdings, LLC is planning to sell up to 1,500,000 shares at $1.00, and that price will remain fixed for Equishare for the duration of this offering.


NUMBER  OF  SHARES  OUTSTANDING  AFTER  THIS  OFFERING

     At September 18, 2002, we had 6,770,000 shares of common stock, and no shares of preferred stock, issued and outstanding. That number will stay the same after this offering, since no new shares are being issued by this offering. We have no other securities issued or outstanding.

ESTIMATED  USE  OF  PROCEEDS

     We will not receive any of the proceeds from the sale of the shares being offered.

ESTIMATED  EXPENSES  OF  OFFERING

     We estimate that we will pay expenses of $50,000 for legal and accounting fees out of our corporate funds and not out of the sale of shares being offered.

                                  RISK FACTORS

     You should carefully consider the following risk factors in evaluating our business before you buy any of our common stock. Buying our common stock is speculative and involves many risks. You should not buy our common stock unless you can afford to lose the entire amount of your investment.

     THERE IS NO PUBLIC MARKET FOR THESE SHARES, SO YOU MAY NOT BE ABLE TO RE-SELL THEM. Currently, there is no public market for our stock. Even if the shares are registered under the Securities Act, there is no guarantee that a public market will develop, due to the limited number of investors in our stock and the significant restrictions on the transferability of our stock. Without a public market, you may not be able to re-sell your shares for cash, ever.

     WE DETERMINED THE OFFERING PRICE FOR THESE SHARES ARBITRARILY, SO THE MARKET PRICE MAY BE MUCH LOWER. We chose the offering price for these shares without reference to our assets, book value, net worth or any other recognized criteria of value. Thus, if a public market for our stock ever does develop, that market may value our stock at a much lower price.

     WE HAVE HAD A RECENT HISTORY OF LOSSES, SO WE MIGHT NOT GENERATE A PROFIT. We have had significant net losses for each of the past two fiscal years. For fiscal year 2001, we had a net loss of $418,630, and for fiscal year 2000, we had a net loss of $235,224. We cannot assure that we will ever be profitable. Since we have a recent history of net losses, there is a comparatively high possibility that you will suffer a complete loss of your investment.

     WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT, SO WE COULD LOSE SOME OR ALL OF OUR CLIENTELE TO OUR COMPETITORS. The securities industry is intensely competitive. We compete with the largest securities brokerage firms on Wall Street, including Merrill Lynch and Morgan Stanley Dean Witter, as well as thousands of other smaller securities brokerage firms throughout the nation. We also compete against large online trading services such as E*Trade and Datek. Most of these competitors have resources much greater than ours. There is a substantial risk these competitors could take away some or all of our clients, and our financial condition could suffer as a result.

MARKET FLUCTUATIONS AND OTHER SECURITIES INDUSTRY RISKS COULD HARM OUR BUSINESS. Substantially all our revenues derive from securities brokerage services or trading in securities. The securities industry is directly affected by economic and political conditions, broad trends in business and finance, and changes in volume and price levels of securities transactions. In recent months, the U.S. securities markets have fluctuated considerably, which has reduced trading volume and our transaction revenues. The terrorist attacks of September 11, 2001, for example, caused U.S. financial markets to close for 4 days. We lost all our commission revenues for those days. When the markets reopened, there was a period of substantial market volatility. Severe market fluctuations in the future could have a material adverse effect on our business and financial condition.

     SYSTEMS FAILURES AND DELAYS COULD HARM OUR BUSINESS. We process trade orders through a variety of electronic mediums, including the Internet. These trading methods depend heavily on the integrity of computer and other electronic systems. Our systems are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. Extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. We cannot assure you that our systems will be sufficient to handle such extraordinary trading volumes. Systems failures and delays may occur and could cause, among other things, unanticipated disruptions in service to our clients, slower system response times resulting in transactions not being processed as quickly as our clients desire, decreased levels of client service and satisfaction, and harm to our reputation. If any of these events were to occur, we could suffer a loss of clients or a reduction in the growth of our client base, increased operating expenses, or financial losses.

     REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS. The securities industry is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. State and federal regulators can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. Our operations and profitability may be directly harmed by, among other things, disciplinary action by regulators, additional legislation, changes in rules promulgated by the SEC, the NASD, the Federal Reserve, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules.

     FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS. The SEC, the NASD and other regulatory agencies have strict rules requiring broker-dealers to maintain specific levels of net capital. Net capital is a SEC-defined measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. We must comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or the NASD could expel us from membership, which could ultimately lead to our liquidation. A large operating loss or a large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business and financial condition.

     WE DEPEND ENTIRELY ON OUR EXECUTIVE OFFICERS TO RUN OUR BUSINESS, AND LOSING THEIR SERVICES WOULD PROBABLY HARM OUR BUSINESS. Our success depends entirely on our four executive officers, namely our CEO Jay Patel, our President Jose Perich, our CFO Edward Evangelista, and our Vice President Carl Gessner. The process of finding qualified managers, either for replacement or expansion, is often lengthy. We can give you no assurance that we will succeed in attracting and retaining qualified executives and personnel. The loss of key personnel, or the inability to attract additional qualified personnel, could materially harm our business.

     SHARES OF STOCK ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. We are registering the sale of up to 2,370,000 shares of common stock, which constitutes up to 40.9% of our total shares issued and outstanding today. Potentially, all 2,770,000 shares could be sold on the open market, subject to Rule 144 limitations for sales by corporate insiders. If the shareholders sell substantial amounts of our stock, then the market price of our stock could decrease.

SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements about our expectations and plans, anticipated future events and conditions, estimates, and financial trends, which may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

     The proceeds of this offering will go directly to the selling security holders. We will not receive any proceeds from this offering.

                         DETERMINATION OF OFFERING PRICE

     The offering price for this offering is either $1.00 per share or the prevailing market price, or some privately negotiated price, as explained in the following two paragraphs.

Because one of the three selling security holders, Equishare Holdings, LLC, is our parent company, we have determined that they must sell their portion of the shares in this offering at a fixed price. We have determined the proper offering price for their shares is $1.00 per share. All of Equishare's shares which are a part of this offering will be sold at that price.

The remaining two selling security holders, Xenicent and Greentree, will sell their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, they may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. These offering prices have no relationship to any established criteria of value, such as book value or earnings per share.

                                    DILUTION

     The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

                            SELLING SECURITY HOLDERS

     The following table sets forth the number of shares that the selling security holders may offer for sale from time to time. These shares constitute all the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except that Equishare Holdings by virtue of the number of shares owned, is our parent company and exercises control over us. The other selling security holders' holdings are specified in the following table. Other than the share holdings described below, no selling security holder has any material relationship with us.



                                                                              # of Shares Owned by
                                    # of Shares Owned by   # of Shares to be  Selling Security
                                 Selling Security Holder  Offered by Selling  Holder after Offering
Name of Selling Security Holder  Before This Offering     Security Holder     Completed
-------------------------------  -----------------------  ------------------  ---------------------
Equishare Holdings, LLC . . . .                5,500,000           1,500,000              4,000,000
-------------------------------  -----------------------  ------------------  ---------------------
Xenicent Corporation. . . . . .                  500,000             500,000                      0
-------------------------------  -----------------------  ------------------  ---------------------
Greentree Financial Group, Inc.                  370,000             370,000                      0
-------------------------------  -----------------------  ------------------  ---------------------






                                 % of Shares Owned by      % of Shares Owned by
                                 Selling Security Holder   Selling Security Holder
Name of Selling Security Holder  Before This Offering      after Offering Completed
-------------------------------  ------------------------  -------------------------
Equishare Holdings, LLC . . . .                     81.2%                      59.1%
-------------------------------  ------------------------  -------------------------
Xenicent Corporation. . . . . .                      7.4%                         0%
-------------------------------  ------------------------  -------------------------
Greentree Financial Group, Inc.                      5.5%                         0%
-------------------------------  ------------------------  -------------------------




                              PLAN OF DISTRIBUTION

     The selling security holders may sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The selling security holders will sell our stock at a fixed price of $1.00 per share until our stock is listed on the OTC Bulletin Board. Even after our stock is listed on the OTCBB, Equishare will continue to sell all of its shares registered under this offering at a fixed price of $1.00 per share; however, upon OTCBB listing the other 2 selling security holders, Xenicent and Greentree, may sell our common stock at market prices prevailing at the time of sale, or at prices related to the market price, or at other negotiated prices.

Our parent company, Equishare, by virtue of the size of its share holdings and the number of shares it is registering for resale, is deemed an underwriter of this offering for its portion of the registered shares.

     The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

-purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
-ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     -privately  negotiated  transactions.

     Brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may
receive  commissions  or  discounts                              from  selling
security holders, or from purchasers of the stock if they act as agents for such purchasers. Broker-dealers may agree with the selling security holders to sell a specified number of shares at a fixed price per share; and, to the extent they are unable to sell such shares, they may purchase the unsold shares as principals in order to fulfill their sale commitments to the selling security holders. Broker-dealers who acquire shares as principals may resell those shares from time to time in the over-the-counter market, or in other markets, at the prevailing market price; at a price related to the prevailing market price; or at some other negotiated price. In connection with reselling such shares as principals, the broker-dealers may receive or pay commissions.

     The selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section
2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were paid for.

     We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. We cannot guarantee that the selling security holders will sell any or all of the offered shares.

     The Securities Exchange Act of 1934 and related regulations require that any person engaged in a distribution of our common stock, as offered by this prospectus, may not simultaneously engage in market making activities concerning our common stock during the cooling off period that applies before we begin such distribution. Also, the selling security holders are subject to laws and regulations that limit the timing of their purchases and sales of our common stock.

     We have informed the selling security holders that when they are engaged in a distribution of any shares registered by this Registration Statement, they must comply with Regulation M. In general, Regulation M forbids any selling security holder, any affiliated purchaser, and any broker-dealer or other person who participates in a distribution, from bidding for or purchasing, or attempting to induce any other person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a distribution as an offering of securities that differs from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and methods. Regulation M also defines a distribution participant as an underwriter, prospective underwriter, broker, dealer, or other person who agrees to participate or who does participate in a distribution.

     Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be without these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

     We are not a party to any current legal proceedings. However, we have made note of two claims which have been asserted against us.

     In July 2001, we received notice of a claim for $99,750 relating to payment on certain equipment leases to a leasing company controlled by Paul W. Gardyn, the former sole stockholder of Traderight, Corp. We responded to this claim by pointing out that under the Purchase and Sale Agreement by which Mr. Gardyn sold us the company, he as the seller had assumed all lease obligations incurred prior to the sale. Through the date of this prospectus, neither Mr. Gardyn nor his leasing company has initiated any formal legal action on this claim.

     In January 2002, we received notice of a claim for $49,967 under a telephone system lease. We believe that Mr. Gardyn also assumed the liability for this lease, just as he was obligated to assume the liability for the equipment lease to his own leasing company, pursuant to the terms of the Purchase and Sale Agreement discussed above. However, while we review the lease's terms relating to transferability, we have accrued a contingent liability of $42,878, which equals the $49,967 claim minus a deposit of $7,094 paid to the lessor in a prior period.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our directors and executive officers will manage our business. All of our officers work for us full-time.

     A list of our current officers and directors appears below. The directors are elected annually by the shareholders. They do not presently receive any fees or other remuneration for their services, although they are reimbursed for expenses associated with attending meetings of the board of directors. The board of directors appoints our officers.

Name                      Age          Position                   Since
----                      ---          --------                   -----

Jygnesh  "Jay"  Patel     30          Director,  CEO              April  2002


Carl  Gessner             55          Director,  Vice  President, May  2001
                                      Secretary

Jose  Perich              41          President                   June  2000

Edward  Evangelista       49          Treasurer,  CFO             September 2000


     JYGNESH "JAY" PATEL: DIRECTOR, CHIEF EXECUTIVE OFFICER. Mr. Patel was appointed as a director and our CEO in April 2002. He has worked in the securities industry for 9 years. He has broad experience in roles of increasing responsibility as a stock analyst, stock trader, asset manager and broker-dealer principal. His career began as an account executive at an investment banking firm in Chicago, IL in 1993, followed by a proprietary trading position with Redstone Securities in Plainview, NY from 1994 to 1996. In the past six years, Mr. Patel has held the following positions: from September 1996 to July 1998 he was a stock broker with the stock brokerage of A.J. Michaels & Co., Ltd. in Hauppauge, NY, where he was responsible for large client brokerage accounts; during an overlapping period from October 1997 to April 1998 he was also a trader-manager for the securities firm of Lieber & Weissman Securities LLC in New York, New York, where he was responsible for managing the firm's brokerage activities; from April 1998 to November 1998 he was member-manager of Chicago First Securities LLC in Schaumberg, IL, where he held management responsibility for the firm's operation; from November 1998 to June 1999 he was President and CEO of I-Tradedirect.com in Lighthouse Point, FL, again holding general managerial responsibility. In June and July of 1999 he briefly held a position with Telaro Securities, Inc., an investment related business; then, from August 1999 to the present he has been CEO of Tradeology, Inc., a securities firm in Boca Raton, FL. For a six-month period from August 2000 to February 2001 he also served as a trader for Generic Trading of Philadelphia, LLC, another securities firm in Boca Raton. From September 2000 to March 2001 he was CEO of MSST, Inc., formerly known as Market Square Securities Trading, Inc., also a securities firm in Boca Raton. From November 2000 to the present, he has been general partner of Tradeology Securities, LLC, a securities industry holding company in Boca Raton which is now known as Equishare Holdings, LLC, our parent company. He attended the University of Illinois at Chicago.

     CARL GESSNER: DIRECTOR, VICE PRESIDENT, SECRETARY. Mr. Gessner was appointed as our director, vice president, and secretary in May 2001. He has 20 years of business experience. For 13 years, from 1982 to 1995, he worked as a realtor in New Jersey and Florida. For the past 7 years, from 1995 to the present, he has held the following positions: From 1995 to 1997, he served as office business manager of two sister stock brokerage companies: Wall Street Money Center Corporation and Wall Street Money Management Group, Inc. in Boca Raton, FL, where he was responsible for budgeting, purchasing, payroll, human resources, and other day-to-day office functions. From 1997 to May, 1999, he was promoted to Financial Operations Principal at the same companies, where he was responsible for all operations and financial reporting functions, including service as compliance officer for the firms. He became chief compliance officer for Traderight Securities in May, 1999, where he served until his promotion to Vice President in 2001. He earned a bachelor's degree in business from Rider College in 1968.

JOSE PERICH: PRESIDENT. Mr. Perich was appointed as our President in June 2000. He has held numerous managerial positions in the financial industry over the past 15 years. From 1987 to 1991, he was an operations manager for the Industrial Bank of Japan. During the past 5 years, he has held the following positions: from September 1997 to September 1998 he served as operations manager for 21st Century Capital Corporation, a trading partnership. From September 1998 to June 2000 he served as operations manager of Traderight Securities, and then he was promoted to President in June of 2000. He attended Columbia University.

EDWARD EVANGELISTA: TREASURER, CHIEF FINANCIAL OFFICER. Mr. Evangelista was appointed to his current positions in September 2000. He has 20 years of experience in the securities industry, and has held managerial positions for the last 8 years. He has been a branch manager and operations manager at several brokerages. During the past 5 years, he has held the following positions: from March 1996 to September 1997 he was the operations manager for Avalon Research Group, Inc., an NASD registered broker/dealer, where he was responsible for the day-to-day operation of the firm. From September 1997 to April 1999 he was operations manager for Sterling Financial Investment Group, Inc., a start-up full-service NASD registered broker/dealer, where had full responsibility for all aspects of management, operations, and compliance. From November 1999 to August 2000 he served as Vice President and Financial and Operations Principal of AnPac Securities Group, Inc., another NASD registered broker/dealer, where again he was responsible for all aspects of management, operations, and compliance. In September of 2000, he became Chief Financial Officer and Treasurer of Traderight Securities. He attended the College of Staten Island and the New York Institute of Finance.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus.

     The table includes:
  each person known to beneficially own more than 5% of the outstanding shares; each of our directors each of our executive officers








                                                  # OF SHARES
                                               BENEFICIALLY OWNED                %      %
NAME & ADDRESS . . . . . . . . . . . .  BEFORE OFFERING     AFTER OFFERING
--------------------------------------  ------------------  ------------------------------

Equishare Holdings, LLC(1)
2424 N. Federal Highway
Suite 350
Boca Raton, FL 33431
                                                 5,500,000                    81.2%  59.1%
Jygnesh "Jay" Patel(2)(3)(4)
2424 N. Federal Highway
Suite 350
Boca Raton, FL  33431
                                                 5,600,000                    82.7%  60.6%
Carl Gessner (2)(3)
2424 N. Federal Highway
Suite 350
Boca Raton, FL  33431
                                                    75,000                     1.1%   1.1%
Jose Perich(3)
2424 N. Federal Highway
Suite 350
Boca Raton, FL  33431
                                                    50,000                     0.7%   0.7%
Edward Evangelista(3)
2424 N. Federal Highway
Suite 350
Boca Raton, FL  33431. . . . . . . . .              50,000                     0.7%   0.7%


Xenicent, Inc.(5)
18 Brookmont Drive
Wilbraham, MA 01095

                                                   500,000                     7.4%   0.0%
Greentree Financial Group, Inc.(6)
555 S. Powerline Road
Pompano Beach, FL  33069 . . . . . . .             370,000                     5.5%   0.0%
--------------------------------------  ------------------  ---------------  -----   -----
All Officers and Directors as a Group.           5,775,000                    85.3%  63.1%
--------------------------------------  ------------------  ---------------  -----   -----









(1)     Equishare Holdings, LLC is controlled by Jygnesh "Jay" Patel
(2)     Director
(3)     Officer
(4) Includes 100,000 shares held in Mr. Patel's name individually, plus 5,500,000 shares held by Equishare Holdings, LLC, which Mr. Patel controls

(5) The only control persons of Xenicent are Duane Bennett and his wife Sharon Bennett, who have no control over or any affiliation with Traderight or Equishare, except the above-described share holdings.
(6) The only control persons of Greentree Financials Group are Mike Bongiovanni and Chris Cottone, who have no control over or any affiliation with Traderight or Equishare, except the above-described share holdings.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue up to 50,000,000 shares of non-assessable voting common stock, which has a par value of $0.001 per share. As of the date of this prospectus, there are 6,770,000 shares of common stock issued and outstanding.

     Each share of common stock has the same rights and preferences. Fully paid stock is not liable to any further call or assessment. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive, conversion or other rights to subscribe for shares. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PREFERRED  STOCK

     We are also authorized to issue up to 5,000,000 shares of non-assessable preferred stock, which has a par value of $0.001 per share. As of the date of this prospectus, there are zero (0) shares of preferred stock issued and outstanding.

     Our Articles of Incorporation provide that the Board of Directors may decide the terms, conditions, rights and privileges of the preferred stock at the time of issuance, without further action of the shareholders being required. The Board of Directors has not designated any terms, conditions, rights, or privileges with respect to any of our preferred stock, because no preferred stock has ever been issued.

TRANSFER  AGENT

     We have recently designated Florida Atlantic Stock Transfer, 7130 North Nob Hill Road, Tamarac, Florida, 33321, to serve as our transfer agent.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 607.0850 of the Florida Statutes provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     With  respect to proceedings by or in the right of the corporation, Section
607.0850 provides that a corporation has the power to indemnify directors, officers, employees or agents against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, with certain exceptions stated in the statute.

     Section 607.0850 further provides that directors, officers, employees and agents shall be indemnified against expenses actually and reasonably incurred in connection with a successful defense on the merits of one of the above types of proceedings.

     To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities-other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding-is asserted by one of our directors or officers in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.







                             DESCRIPTION OF BUSINESS

DEVELOPMENT  OF  OUR  BUSINESS

     We are a licensed broker-dealer registered with the Securities and Exchange Commission, and we are also members of the National Association of Securities Dealers. Roughly ninety-nine percent of our revenues derive from fees we charge our active trader clients and proprietary traders. We have generated substantial revenues from our operations in at least each of the past 3 fiscal years.

Traderight, Corp. was incorporated under the laws of Florida on December 1, 1997, and has operated since that time principally under the business name of Traderight Securities. Our current owner is our parent company, Equishare Holdings, LLC, which is an investment holding company. Equishare has no active business other than holding other companies' stock. The only company's stock Equishare holds at present is that of Traderight Corp. With regard to Traderight's stock, Equishare is not acting as a broker-dealer in securities.

Equishare acquired 100% of Traderight, Corp.'s common stock in March 2001 pursuant to a Purchase and Sale Agreement with Paul Gardyn, the prior owner, who had owned the stock brokerage company for the preceding 3 years. Equishare paid a total purchase price of approximately $315,000 cash, which was comprised of a $75,000 direct cash payment in two parts--$25,000 placed in escrow, plus $50,000 paid at contract signing-plus Equishare's substitution of its own cash in Traderight's cash capital accounts, which amounted to approximately $240,000 cash. According to the Agreement, Mr. Gardyn represented and warranted that Equishare had obtained 100% of the equity ownership of our company, which at the time constituted a total of 500 shares issued and outstanding. Mr. Gardyn also represented that there were no undisclosed liabilities of the company and that he owned sole title to the controlling shares of stock free and clear of any pledge, lien, claim, restriction or encumbrance of any kind. The clear intent of the Agreement was to transfer full ownership of the Company to Equishare (then known by its former name of Tradeology Securities, LLC) along with a valid broker-dealer license in good standing.

At the time of the March 2001 purchase, we were only authorized to issue a total of 1,000 shares of common stock, and had only 500 shares issued and outstanding. In February 2002 we amended our Articles of Incorporation to increase our authorized capital to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, and in March of 2002 our Board unanimously adopted a resolution to execute an 11,000 to 1 forward split of all issued and outstanding common stock. This forward stock split increased our authorized and outstanding common stock from 500 shares to 5,500,000 shares.

OUR  PRINCIPAL  PRODUCTS  AND  SERVICES

     We provide brokerage services in three categories: support services to self-directed online traders, proprietary trading for our own account, and support services to Registered Investment Advisors and their clients.

Support  Services  to  Self-Directed  Online  Traders.
-----------------------------------------------------
     All of our clients are self-directed online traders, which includes the more active day-traders and the less active direct-access traders. Our support services include the following:

Trading  Software.  We provide state-of-the-art trading software to our clients,
-----------------
including the REDI+ software package from our clearing firm, Spear, Leeds & Kellogg. Spear, Leeds & Kellogg, a wholly owned subsidiary of Goldman Sachs, is widely regarded as one of the premier clearing firms in the United States, used by some of the largest direct-access brokerages in the country, such as the A.B. Watley Group, Inc.

Our software offers the flexibility to trade from any location, whether at a client's home or at our offices in Boca Raton, Florida, and includes the following features:

-NASDAQ  Level  II  data
-Access  to  NYSE,  AMEX,  NASDAQ,  INSTINET,  SOES,  and  ECN's
-State-of-the-art  real-time  quotes
-Financial  news  and  news  alerts,  Bloomberg
-Time  and  sales  displays
-Programmable  ticker  tapes
-On-line  order  execution  compatibility
-Dynamic  charting  and  technical  analysis
-Real-time  filtering  and  data-mining

     We designed our system with multiple layers of redundant technologies, including the following:

-a T1 connection to our execution system with multiple ISDN backup lines -battery backup at every trading station
-the premier RAID (Redundant Array of Independent Disk) technology available -battery backup at all servers
-backup power generator connected to servers in case of power loss -replacement trading stations in case of unit failure

The REDI+ system provides our clients with the opportunity to trade securities directly into various market centers, including exchanges and Electronic Communications Networks (ECNs) without the intervention of a broker. Generally, direct-access results in better trade execution as well as lower transactional costs for the client.

Fees.  We  charge  Internet access fees of $150 per month for self-directed
----
investors who execute fewer than 25 tickets per month. Those who execute more than 25 tickets per month receive free Internet Access. We define a ticket as: same day, same stock, same order, same side (buy or sell), and same price. If an order is filled at different prices, multiple ticket charges apply.

We also charge execution fees, generally on a per-share or per-ticket basis, according to a standard written fee list.

Web Site.  We offer clients the option of accessing our services through our web
--------
site  at  www.Traderightdirect.com. Clients are required to download and execute
          ------------------------
standard agreements both with us and with Spear, Leeds & Kellogg before being able to access our services.

Clearing  Services.  We  do  not  hold  client  funds  or  securities, nor do we
------------------
generally execute and process directly either our own or our clients' securities
-------
transactions. We have cleared all transactions for clients, on a fully disclosed basis, with Spear, Leeds & Kellogg. Our role is to serve as a buffer between the customer and Spear, Leeds. We provide an extra layer of support for our customers in resolving any trading issues that arise, which can range from problems with the REDI+ software to problems with price execution. We provide a readily accessible support staff to resolve the occasional questions that arise from the clearing services of Spear, Leeds.

No Stock Recommendations.  The trading software we make available to our clients
------------------------
makes no recommendations about particular stocks. We do not engage in market-making activity, nor do we engage in public relations or investor relations or analyst functions.

Proprietary  Trading
--------------------

     In addition to the support services we provide to our clients, we also generate revenue by proprietary trading for our own account, using our own funds. Our professional, licensed traders who perform our proprietary trading receive a percentage of the profits based upon confidential parameters set by management, based on the employee's experience and track record.

Support  Services  to  Registered  Investment  Advisors  and  Their  Clients
----------------------------------------------------------------------------

In addition to support for self-directed online traders and proprietary trading, we also provide support services to registered investment advisors and their clients. At this time, such services account for only a very small portion
(less than 1%) of our revenues, and we currently have only one registered investment advisor as a client.

The support services we provide to this advisor is limited to providing the REDI+ software to the advisor and providing clearing services for processing the trades of the investment advisor and its clients, but we do not provide the advisor or its clients with any advice on investing in particular stocks, nor do we provide any research to either the advisor or its clients.

CONTRACTS

We have a clearing agreement with Spear, Leeds & Kellogg which provides for their clearing fees and allows us to provide their REDI+ software to our clients.

MARKETING  AND  DISTRIBUTION

Industry  Overview
------------------

Our industry has recently experienced a series of changes led by electronic and online commerce. These changes have created significant market opportunities for us along with other similar brokerage firms. Favorable market trends have arisen from (i) growing market acceptance of online brokerage services; (ii) pronounced market segmentation; and (iii) a complementary regulatory environment.

Growing  Market  Acceptance  of  Online  Brokerage  Services
------------------------------------------------------------

Historically, individual investors accessed the financial markets through full-commission brokers, who offered investment advice and placed trades. With deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent and subsequent proliferation of discount brokerage firms, which provided an alternative investment approach by completing trades at a reduced cost.

The emergence of electronic brokerage services has provided investors with the ability to further unbundle services and costs typically charged by full-commission and traditional discount brokerage firms. By requiring personnel to handle each transaction, most traditional brokerage firms restrict client access to trading and information. Further, while full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices and associated infrastructure prevents them from capturing the same operating efficiencies that are achievable by electronic trading.

The growth of discount brokerage firms and the increasing utilization of the Internet to access a wide range of financial services underscore a fundamental shift in market demographics. This shift has altered the way consumers manage their personal financial assets. We believe consumers are increasingly taking direct control over their personal financial affairs, not only because they are now able to do so, but also because they find it more convenient and less expensive than relying on financial intermediaries.


Pronounced  Market  Segmentation
--------------------------------

As the brokerage industry has matured, market segmentation has become more pronounced. Segments within the industry are defined and identified based on a variety of demographic factors. One of these factors is customer trading activity, which is divided into segments: active traders, also commonly referred to as day traders (defined as all accounts trading 30-plus times a quarter); and the less-active or direct access traders, who average roughly 7 trades per quarter.

Since inception, we have targeted and served the active trader segment of the market. We believe that this group also happens to be among the most profitable and historically under-serviced segment within the brokerage market. This active trading segment is our primary target market.

There has been an active trader segment in the U.S. for many years. Active traders are attracted by the following brokerage characteristics: (i) software quality; (ii) software reliability; and (iii) access to efficient liquid market centers. Until recently, access to that efficiency and liquidity was primarily limited to institutions. Direct-access broadens the availability to all investors. Moreover, this capability fuels the expansion of the active trader segment.

A  Complementary  Regulatory  Environment
-----------------------------------------

In 1996, the SEC adopted rules that brought sweeping changes to the structure of the over-the-counter market. These rule changes also brought potential benefits to our business and to our competitors. They also brought significant benefits to active trading clients. Known as "order handling rules," they allow for the creation and operation of Electronic Communications Networks, or ECN's. ECN's are open broadcasting systems that allow anyone with a connection to the network to see all the bids and offers posted into the system for any NASDAQ traded security. The order handling rules require market makers to display certain limit orders in their quotations or to send those orders to an ECN for display. The increased regulatory emphasis on enforcing compliance with the duty of brokers to obtain the best execution for their clients has fostered the growing importance of ECN's, which provide an ever-increasing source of liquidity in the over-the-counter market.

More recent rule changes have facilitated the emergence of direct-access trading. The Securities and Exchange Commission adopted two rules to improve public disclosure of order execution and routing practices. Under Rule 11Ac1-5, market centers that trade NASDAQ National Market System securities are required to make available to the public monthly electronic reports that include uniform statistical measures of execution quality. Under Rule 11Ac1-6, broker-dealers that route customer orders in equity and option securities to certain destinations for execution are required to make available on a quarterly basis reports that, among other things, identify the venues to which customer orders are routed for execution. In addition, broker-dealers will be required to disclose to customers, on request, the venues to which their individual orders were routed. By reporting execution activity, we expect that the brokerage industry, in particular order-handing, will become more transparent to the public. These rules are also intended to spur more vigorous competition among market participants to provide the best possible prices for investor orders.

In light of the new disclosure rules being adopted, we feel that demand for direct-access execution capabilities and real-time market information will continue to grow and potentially grow at an increasing rate. We believe that these recent regulatory developments, coupled with the increased availability of real-time information, advances in the Internet and networking and communications technologies, have created significant investing opportunities for active traders and investors. These recent changes also represent significant market opportunities for online brokerage services.

COMPETITION

     The securities industry is intensely competitive. We compete with the largest securities brokerage firms on Wall Street, including Merrill Lynch and Morgan Stanley Dean Witter, as well as thousands of other smaller securities brokerage firms throughout the nation. We also compete against large online trading services such as E*Trade Group, Inc., Datek Online Financial Services, L.C., Carlin Financial, U.S. Trading Corporation, Protrader Securities Corporation, A.B. Watley Group, Inc. Cybertrader, and Bright Trading, LLC. Many of these competitors have capital resources much greater than ours.

DEPENDENCE  ON  ONE  OR  A  SMALL  NUMBER  OF  CLIENTS

Currently, we depend on a small number of clients for our revenues. We have only one Registered Investment Advisor who is a client. The RIA will direct all of its clients to open accounts with us. The RIA will have licensed representatives who will be responsible for managing the trading activities of each of its clients' accounts with us. However, we are actively pursuing other RIAs to bring their business and clients to us. Our revenues from RIA business are strictly based on commissions earned each time a trade is executed.

We also have five individual, active traders using the REDI+ trading software. This segment of our business is also strictly based on commissions earned per trade executed.

GOVERNMENT  REGULATION

We as broker-dealers are subject to government regulations from state and federal regulators covering all aspects of the securities business. The SEC, the NASD and other regulatory agencies have strict rules requiring broker-dealers to maintain specific levels of net capital. Net capital is a SEC-defined measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. We must comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or the NASD could expel us from membership, which could ultimately lead to our liquidation. State and federal regulators can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. Certain violations of securities laws can even expose a broker-dealer to criminal penalties.

We have hired an experienced chief compliance officer, our Vice President Carl Gessner, to make sure we are in full compliance with all applicable laws and regulations.


NUMBER  OF  EMPLOYEES

     At  this  time  we  have  4  full-time  employees.


PATENTS,  RESEARCH  &  DEVELOPMENT,  ENVIRONMENTAL  COMPLIANCE

We do not own any patents or trademarks, and we do not anticipate trying to acquire or develop any of our own intellectual property in the foreseeable future. We have not expended any appreciable time in the past 2 years on research and development, and we do not plan to engage in any research or development in the foreseeable future. Our operations are confined to financial services and do not involve any environmental impacts or costs of environmental compliance.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This section must be read in conjunction with the audited and unaudited financial statements included in this prospectus. Our fiscal year-end is December 31.

RESULTS OF OPERATIONS FOR THE PERIODS ENDED JULY 31, 2002 AND 2001 AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

     For the seven months ended July 31, 2002 we had total revenues of a negative $279,354, down from total revenue of $327,010 in the same period in 2001. We had larger revenues from commission in 2001, $476,111 as compared to $19,690 for 2002, and we also had higher trading losses-trading losses of

$306,510 in 2002 as compared to a trading loss of $170,885 in 2001. The change in revenues was primarily attributable to us ceasing the majority of our retail trading operations and focusing our efforts in other related areas including investment banking and proprietary trading. However, these venues have yet to generate revenues for our Company.


     For fiscal 2001 we had total revenues of $618,648, down from total revenue of $733,373 in fiscal 2000. We had larger revenues from commission in fiscal 2001, $871,781 as compared to $684,925 for fiscal 2000, but we also had higher trading losses-a trading loss of 339,904 in fiscal 2001 as compared to a small trading gain of $9,815 in fiscal 2000.

Expenses for the seven months ended July 31, 2002 were $785,896 as compared to $529,004 for the same period in 2001, an increase of $256,892. The increase was primarily attributable to compensation, occupancy and consulting and professional fees which increased $283,211, $30,251 and $229,952 respectively, partially offset by a decrease in clearing costs, communication and data processing and depreciation which decreased $227,747, $36,954 and $17,549, respectively. The increase in compensation expense was primarily attributable $204,000 in expenses in connection with 400,000 common shares issued to employees for services. The shares were valued at the estimated value on the date of issuance, $.51 per share. Similarly, the increase in consulting and professional fees was primarily attributable to $188,700 in expenses in connection with 370,000 common shares issued for services. The shares were valued at the estimated value on the date of issuance, $.51 per share.

Expenses for fiscal 2001 increased by a small degree, $1,033,678 as compared to $973,829 for fiscal 2000, an increase of $59,849. The increase was mainly attributable to higher clearing costs, which were $465,635 in fiscal 2001 compared to $245,568 for fiscal 2000. We succeeded in offsetting this increased expense to a large degree by cutting our compensation expense from $362,123 in fiscal 2000 to $225,570 in fiscal 2001.


Net losses for the seven months ended July 31, 2002 rose to $1,046,909, compared to $187,338 for the same period in 2001, an increase of $859,571. The increase in net losses for the period was primarily attributable to an increase in our trading losses in 2002 of $135,625, a decrease in commissions of $456,421 and an increase in our administrative expenses of $256,892.

     Net losses for fiscal 2001 increased to $418,630, compared to $235,224 for fiscal 2000, an increase of $183,406. The largest factor contributing to this higher net loss was our trading loss of $339,904 in fiscal 2001, which were due in large part to the extraordinary events surrounding the terrorist bombings of the World Trade Center on September 11, 2001 and the related closure of the U.S. financial markets for an unprecedented 4 days. We believe that, barring such extraordinary events in the year 2002, our trading losses should be substantially lower, with a corresponding reduction in our net loss.

CAPITAL  RESOURCES  AND  LIQUIDITY

     Total assets as of July 31, 2002 amounted to $2,335,434. Assets consisted of $312,888 in cash, $49 in receivables from clearing company, $514,425 in marketable securities owned, $1,250,000 in due from parent, $10,658 in prepaid expenses, $12,482 in officer loans and $234,932 in deposits with the clearing company and others. We had working capital of $2,278,819 at July 31, 2002.

Total liabilities as of July 31, 2002 amounted to $56,515, which was comprised primarily of $11,792 in accounts payable and $42,873 in accrued expenses.

Cash flows provided by operating activities were $1,876,837 for the seven months ended July 31, 2002 as compared with a negative $127,009 during the same period in 2001. The change in cash flows provided operating activities was primarily attributable to a $4,393,056 decrease in receivables from clearing organization, unrealized losses of $221,364 and common stock issued for services of $392,700, partially offset by an increase of $2,077,150 in securities sold, not yet purchased and the net loss for the period of $1,046,909.

Cash flows used in investing activities were $1,714,464 for the seven months ended July 31, 2002 as compared with $251,614 during the same period in 2001.
The change was primarily attributable to a $2,000,000 short-term loan and $750,000 in related repayments to Equishare Holdings, LLC, our majority stockholder and $480,789 in purchases of securities. The loan is evidenced by a written promissory note. The loan in unsecured, bears interest at 9% and is due as follows: Interest payments of $45,000 due quarterly beginning with the first payment due on April 30, 2002 and the principal balance due on January 31, 2003. There are no pre-payment penalties. As of the date of the prospectus, Equishare Holdings, LLC has repaid $750,000 of the total loan amount, leaving a balance due of $1,250,000.

The business purpose for this loan to Equishare, our parent company, was to allow Equishare to draw back some of the capital it had previously invested in us so that it could cover some short-term financial commitments it had made in other segments of its business. In order to prevent a tax consequence, the short-term capital need was structured as a loan, and Equishare has already repaid a substantial portion of that loan.

Cash flows provided by financing activities were $0 during the seven months ended July 31, 2002 as compared with $2,891,000 during the same period in 2001. Cash flows for the period ended July 31, 2001 consisted of $2,891,000 in capital contributions from our parent Equishare Holdings, LLC, partially offset by $65,000 in capital distributions.

Total assets as of December 31, 2001 amounted to $4,817,027. Assets consisted of $150,515 in cash, $4,393,105 in receivables from clearing company, $9,668 in prepaid expenses, $11,408 in officer loans, $242,331 in deposits with the clearing company, and a $10,000 JBO investment in the clearing company. We had working capital of $2,678,128 at December 31, 2001.

Total liabilities as of December 31, 2001 amounted to $2,138,899, which was comprised of $10,567 in accounts payable, $49,332 in accrued expenses, and $2,079,000 in marketable securities sold but not yet purchased.

Total shareholders' equity as of December 31, 2001 was $2,678,128. At December 31, 2001, we had net capital (as defined by SEC Rule 15c3-1) of $2,095,015, which was $1,995,015 in excess of its required net capital of $100,000.

Cash flows used in operating activities were $2,664,332 for the year ended December 31, 2001 as compared with cash provided by operating activities of $2,439 during the year 2000. The change in cash flows provided operating activities was a $4,384,342 increase in receivables from clearing organization, partially offset by a decrease of $2,079,000 in securities sold, not yet purchased.

Cash flows used in investing activities were $263,329 for the year ended December 31, 2001 as compared with $3,300 during the same period in 2000. Cash flows used in investing activities during 2001 were primarily attributable to the following:

-     The  sale  of  $130,000  in  property  and  equipment  to a related party.
-     The purchase of $15,000 worth of new office equipment.
-     The repayment of a current loan to the company of $120,000.
- The issuance of a loan to one of our officers for $11,408. The loan is not evidenced by a written promissory note, but rather is an oral agreement between the officer and our Company. The loan bears interest at 6% per annum and is due on demand.
-     A $10,000 disbursement for a JBO stock investment.
-     Disbursement for deposits and other assets totaling $236,921.

Cash flows provided by financing activities were $2,826,000 during the year ended December 31, 2001 as compared with $189,787 during the same period in 2001. Cash flows for the year ended December 31, 2001 consisted of $2,891,000 in capital contributions from our majority shareholder, Equishare Holdings, LLC, partially offset by $65,000 in S corporation distributions before the Company revoked its 'S' status with the Internal Revenue Service in 2001.

We have sufficient cash and marketable securities in our account to provide for our operating expenses for at least the next 12 months. At the end of our fiscal year 2001, we had total shareholder equity of over $2.6 million, almost all of which was in the form of cash or short-term receivables from our clearing firm; by contrast, our annual total operating expenses last fiscal year were less than half that amount--$1.1 million.

We do not have any material commitments for capital expenditures during the next 12 months, nor do we plan to make any such commitments.

SHARE  EXCHANGE

     On or about June 3, 2002, we issued a total of 500,000 shares of common stock to Xenicent Corporation in exchange for 300,000 shares of Xenicent's common stock. The sale was made pursuant to a written Share Exchange Agreement with Xenicent. The shares issued pursuant to the share exchange were valued at $.51 per share based upon a contemporaneous share exchange transaction with a third party as discussed herein. We made the investment in Xenicent due to the belief that their new display system subsidiary, Giantek technology Corporation, will add future value to the company. As of June 30, 2002, Xenicent had total assets of $2,003,369 and shareholders equity of $641,927. For the six months ended June 30, 2002, Xenicent had a net loss of $112,292 and a net loss per share of less than $.01 per share. Xenicent had 10,152,000 common shares outstanding as of the date of this prospectus and no preferred shares outstanding.

                             DESCRIPTION OF PROPERTY

     There are two properties that we lease: our parent company, Equishare Holdings, LLC, provides us with our office space at 2424 North Federal Highway, Suite 350, in Boca Raton, Florida. We paid our parent company $5,000 in 2001 to use this office space. We also have seven years remaining of a ten year lease on our office space at 2300 North Federal Highway in Boca Raton, FL, expiring in 2009.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2001, while an S corporation, we sold property and equipment with a book value of $391,944 to a leasing company controlled by Paul W. Gardyn, our former sole stockholder, in exchange for $130,000 in cash. The loss of $261,944 was recorded as a stockholder distribution. The property and equipment was in the form of lease obligations on computer equipment and on the physical premises where the business had formerly located its offices.


During 2001, we issued a loan to our President, Jay Patel for $11,408. The loan is not evidenced by a written promissory note, but rather is an oral agreement between the officer and our Company. The loan bears interest at 6% per annum and is due on demand. The President has orally agreed to repay the loan in full with accrued interest during the first quarter of 2003.


After our ownership changed on May 1, 2001, we began to use office space in the offices of our parent company, Equishare Holdings, LLC. We paid our parent $5,000 in 2001 in order to use our office space.


During the seven month ended July 31, 2002 we issued a $2,000,000 short-term loan and received $750,000 in related repayments from Equishare Holdings, LLC, our majority stockholder. The loan is evidenced by a written promissory note.
The loan in unsecured, bears interest at 9% and is due as follows: Interest payments of $45,000 due quarterly beginning with the first payment due on April 30, 2002 and the principal balance due on January 31, 2003. There are no pre-payment penalties. As of the date of the prospectus, Equishare Holdings, LLC has repaid $750,000 of the total loan amount, leaving a balance due of $1,250,000.


We are controlled by our parent company, Equishare Holdings, LLC, which currently holds 5,500,000 shares, or 81.2%, of our voting securities. Its control is based on this large percentage of shareholdings.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET  INFORMATION

     Currently, there is no public market for our stock. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

     If we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     Approximately 5,500,000 shares of our common stock could potentially be sold pursuant to Rule 144 promulgated under the Securities Act of 1933. Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell, assuming all of the conditions of Rule 144 are satisfied, in brokerage transactions every three months an amount of restricted securities equal to one percent of our outstanding shares of common stock, or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Rule 144 also provides that, after holding such securities for a period of two years, a non-affiliate of the company may sell those securities without restriction, other than the requirement that we are current with respect to our information reporting requirements.

     There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no other outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

HOLDERS  OF  THE  COMMON  STOCK

     As of the date of this registration statement, there are 6,770,000 shares of our $0.001 par value common stock, and no shares of our preferred stock, issued and outstanding. Approximately 11 shareholders of record hold our common stock.

DIVIDENDS

     We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

PENNY  STOCK  REGULATION

 Our common stock is subject to Securities and Exchange Commission rules regulating broker-dealer transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

- a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
- a description of the broker's or dealer's duties to the customer and of the customer's rights and remedies with respect to violation of such duties;
- a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;
-     a  toll-free  telephone  number  for  inquiries  on  disciplinary actions;
- definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
- such other information in such form-including language, type, size and format-as the Securities and Exchange Commission shall require by rule or regulation.

Before effecting any transaction in a penny stock, the broker-dealer must also provide the customer the following:

-     the  bid  and  ask  quotations  for  the  penny  stock;
-     the  compensation  of  the  broker-dealer  and  its  salesperson  in  the transaction;
-     the  number  of  shares  to  which such bid and ask prices apply, or other
comparable information     relating to the depth and liquidity of the market for
such  stock;  and
- monthly account statements showing the market value of each penny stock held in the customer's account.

     In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.



                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                           --------------------------


Name and Position .  Year  Salary ($)   Bonus ($)  Other Annual Compensation
-------------------  ----  -----------  ---------  -------------------------

Jygnesh "Jay" Patel  2001  $    85,000        -0-                        -0-
  CEO . . . . . . .  2000          -0-        -0-                        -0-
  Director. . . . .  1999          -0-        -0-                        -0-

Carl Gessner. . . .  2001  $    65,500        -0-                        -0-
  VP, Secretary . .  2000          -0-        -0-                        -0-
  Director. . . . .  1999          -0-        -0-                        -0-

Jose Perich . . . .  2001  $    84,000        -0-                        -0-
  President . . . .  2000  $    84,000        -0-                        -0-
                     1999  $    60,000        -0-                        -0-

Edward Evangelista.  2001  $    60,000        -0-                        -0-
  CFO . . . . . . .  2000  $    55,000        -0-                        -0-
  Treasurer . . . .  1999          -0-        -0-                        -0-




     Directors do not receive any fees for services on the Board of Directors, but are reimbursed for their expenses for each meeting they attend.

     We have employment contracts with two of our officers: our President Jose Perich and our CFO Ed Evangelista.



                              FINANCIAL STATEMENTS

                                Traderight Corp.
                          (d/b/a Traderight Securities)
                            July 31, 2002 (Unaudited)

                                    Contents
                                    --------




                                   Page
Statements of Financial Condition    26
                                   ----

Statements of Operations. . . . .    27

Statements of Cash Flows. . . . .    28

Notes to Financial Statements . .    29
































                                        Traderight Corp.
                                 (d/b/a Traderight Securities)
                               Statements of Financial Condition
                               ---------------------------------

ASSETS
---------------------------------------------------------

                                                           July 31, 2002
                                                               (Unaudited)  December 31, 2001
                                                           ---------------  -------------------
ASSETS
Cash. . . . . . . . . . . . . . . . . . . . . . . . . . .  $      312,888   $          150,515
Receivables from clearing organization. . . . . . . . . .              49            4,393,105
Marketable securities owned, at market value. . . . . . .         514,425                    -
Due from parent . . . . . . . . . . . . . . . . . . . . .       1,250,000                    -
Prepaid expenses. . . . . . . . . . . . . . . . . . . . .          10,658                9,668
Officer loans . . . . . . . . . . . . . . . . . . . . . .          12,482               11,408
Deposits with clearing organization and others (cash of
234,932 at July 31, 2002; cash of $9,436 and Treasury-
Bills of $232,895 at December 31, 2001) . . . . . . . . .         234,932              242,331
JBO investment in clearing organization, at cost. . . . .               -               10,000
                                                           ---------------  -------------------
TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . .  $    2,335,434   $        4,817,027
                                                           ---------------  -------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------

LIABILITIES
Accounts payable. . . . . . . . . . . . . . . . . . . . .  $       11,792   $           10,567
Accrued expenses. . . . . . . . . . . . . . . . . . . . .          42,873               49,332
Marketable securities sold, not yet purchased,
   at market value. . . . . . . . . . . . . . . . . . . .           1,850            2,079,000
                                                           ---------------  -------------------
TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . .          56,515            2,138,899
                                                           ---------------  -------------------

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, none issued and outstanding . . . . . . . . .               -                    -
Common stock, $0.001 par value, 50,000,000 shares
authorized, 6,770,000 and 5,500,000 shares issued and
outstanding at July 31, 2002 and December 31, 2001,
respectively. . . . . . . . . . . . . . . . . . . . . . .           6,770                5,500
Additional paid-in capital. . . . . . . . . . . . . . . .       5,703,678            5,057,248
Accumulated deficit . . . . . . . . . . . . . . . . . . .      (3,431,529)          (2,384,620)
                                                           ---------------  -------------------
TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . .       2,278,919            2,678,128
                                                           ---------------  -------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . .  $    2,335,434   $        4,817,027
                                                           ===============  ===================




                 See accompanying notes to financial statements.
                 -----------------------------------------------



                                           Traderight Corp.
                                    (d/b/a Traderight Securities)
                                       Statements of Operations
                                       ------------------------
                                             (Unaudited)



                                                                          Seven Months Ended July 31,
                                                                                   2002         2001
                                                           -----------------------------  -----------
REVENUES
Commissions . . . . . . . . . . . . . . . . . . . . . . .  $                     19,690   $  476,111
Trading losses. . . . . . . . . . . . . . . . . . . . . .                       (85,146)    (170,885)
Unrealized loss . . . . . . . . . . . . . . . . . . . . .                      (221,364)           -
Rebates on shorts . . . . . . . . . . . . . . . . . . . .                         1,001        2,749
Interest and dividends, net . . . . . . . . . . . . . . .                         6,465       19,035
                                                           -----------------------------  -----------
TOTAL REVENUES. . . . . . . . . . . . . . . . . . . . . .                      (279,354)     327,010
                                                           -----------------------------  -----------

OPERATING EXPENSES
Compensation. . . . . . . . . . . . . . . . . . . . . . .                       383,246      100,035
Consulting and professional fees. . . . . . . . . . . . .                       248,013       18,061
Clearing costs. . . . . . . . . . . . . . . . . . . . . .                        15,907      243,654
Communications and data processing. . . . . . . . . . . .                        23,409       60,363
Depreciation. . . . . . . . . . . . . . . . . . . . . . .                             -       17,549
Occupancy . . . . . . . . . . . . . . . . . . . . . . . .                        56,406       26,155
Equipment leases. . . . . . . . . . . . . . . . . . . . .                         1,763        9,352
Other expenses. . . . . . . . . . . . . . . . . . . . . .                        57,152       53,835
                                                           -----------------------------  -----------
TOTAL OPERATING EXPENSES. . . . . . . . . . . . . . . . .                       785,896      529,004
                                                           -----------------------------  -----------

LOSS FROM OPERATIONS. . . . . . . . . . . . . . . . . . .                    (1,065,250)    (201,994)

OTHER INCOME (EXPENSE)
Interest income (expense) . . . . . . . . . . . . . . . .                         3,341       14,656
Other income. . . . . . . . . . . . . . . . . . . . . . .                        15,000            -
                                                           -----------------------------  -----------
TOTAL OTHER INCOME (EXPENSE). . . . . . . . . . . . . . .                        18,341       14,656
                                                           -----------------------------  -----------
NET LOSS. . . . . . . . . . . . . . . . . . . . . . . . .  $                 (1,046,909)  $ (187,338)
                                                           =============================  ===========
NET LOSS PER SHARE - BASIC AND DILUTED. . . . . . . . . .  $                      (0.17)  $    (0.03)
                                                           =============================  ===========
WEIGHTED AVERAGED SHARES OUTSTANDING - BASIC AND DILUTED.                     6,044,286    5,500,000
                                                           =============================  ===========






                 See accompanying notes to financial statements.
                 -----------------------------------------------





                                                Traderight Corp.
                                         (d/b/a Traderight Securities)
                                            Statements of Cash Flows
                                            ------------------------
                                                  (Unaudited)


                                                                                   Seven Months Ended July 31,
                                                                                             2002         2001
                                                                     -----------------------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $                 (1,046,909)  $ (187,338)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . .                             -       17,549
Unrealized Loss . . . . . . . . . . . . . . . . . . . . . . . . . .                       221,364            -
Common stock issued for services. . . . . . . . . . . . . . . . . .                       392,700            -
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables from clearing organization. . . . . . . . . . . . . . .                     4,393,056     (163,154)
Prepaid and other expenses. . . . . . . . . . . . . . . . . . . . .                          (990)       3,228
Increase (decrease) in:
Accounts payable and accrued expenses . . . . . . . . . . . . . . .                        (5,234)      (5,294)
Securities sold, not yet purchased. . . . . . . . . . . . . . . . .                    (2,077,150)     208,000
                                                                     -----------------------------  -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES . . . . . . . .                     1,876,837     (127,009)
                                                                     -----------------------------  -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment to related party . . .                             -      130,000
Purchases of equipment. . . . . . . . . . . . . . . . . . . . . . .                             -      (15,000)
Purchases of marketable securities. . . . . . . . . . . . . . . . .                      (480,789)           -
Repayment of loan . . . . . . . . . . . . . . . . . . . . . . . . .                             -     (120,000)
Officer loan disbursements. . . . . . . . . . . . . . . . . . . . .                        (3,074)     (11,408)
Officer loan repayments received. . . . . . . . . . . . . . . . . .                         2,000            -
Loan to parent. . . . . . . . . . . . . . . . . . . . . . . . . . .                    (2,000,000)           -
Repayments on loan to parent. . . . . . . . . . . . . . . . . . . .                       750,000
Receipt of JBO stock investment . . . . . . . . . . . . . . . . . .                        10,000      (10,000)
Disbursement for deposits and other assets. . . . . . . . . . . . .                         7,399     (225,206)
                                                                     -----------------------------  -----------
NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . . . . . . . .                    (1,714,464)    (251,614)
                                                                     -----------------------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions . . . . . . . . . . . . . . . . . . . . . . .                             -    2,891,000
Capital distributions . . . . . . . . . . . . . . . . . . . . . . .                             -      (65,000)
                                                                     -----------------------------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES:. . . . . . . . . . . . .                             -    2,826,000
                                                                     -----------------------------  -----------
NET INCREASE IN CASH. . . . . . . . . . . . . . . . . . . . . . . .                       162,373    2,447,377
                                                                     -----------------------------  -----------
CASH AT BEGINNING OF YEAR . . . . . . . . . . . . . . . . . . . . .                       150,515      252,176
                                                                     -----------------------------  -----------
CASH AT END OF PERIOD . . . . . . . . . . . . . . . . . . . . . . .  $                    312,888   $2,699,553
                                                                     =============================  ===========




                 See accompanying notes to financial statements.
                 -----------------------------------------------

                                Traderight Corp.
                                ----------------
                          (d/b/a Traderight Securities)
                          Notes to Financial Statements
                                  July 31, 2002
                                   (Unaudited)


Note 1  Basis of Presentation
-----------------------------

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited financial statements and footnotes for the years ending December 31, 2001 included in the Company's Form SB-2.

Note  2  Recapitalization
-------------------------

In February 2002, the Company amended its articles to authorize 5,000,000 preferred shares at $0.001 par value and increase the common authorized shares to 50,000,000 at $0.001 par value. In addition, the Board of Directors authorized an 11,000 for 1 forward stock split in March 2002. The effect of the above changes has been reflected retroactively in the accompanying financial statements for all share and per share data.

Note  3  Equity
---------------

In June 2002, the Company issued 400,000 common shares to various employees for services rendered pursuant to an employee benefit plan, 370,000 common shares to an investment banker for consulting services rendered and 500,000 to an OTCBB publicly traded corporation in exchange for 300,000 common shares of that publicly traded corporation. The shares issued for services were valued at $.51 per share based upon a contemporaneous share exchange transaction with a third party as discussed herein. This value was used to compute the immediate expense of stock issued for services rendered, which aggregated $392,700. The value of the shares issued to the publicly traded corporation were based on the trading value of the publicly held corporation shares at the exchange date and the exchange ratio, resulting in a per share value of $0.51 and an aggregate value for the 500,000 shares issued of $255,000. The shares issued and shares received were each recorded at the $255,000 fair value. The shares received were included in marketable securities owned on the balance sheet and was written down to its fair market value of $75,000 at July 31, 2002.



















                          AUDITED FINANCIAL STATEMENTS
                                TRADERIGHT CORP.
                                TABLE OF CONTENTS


                                                              Page
                                                              -----
     Reports of Independent Certified Public Accountants     30-31

     Balance Sheet                                              32

     Statements of  Operations                                  33

     Statements of Stockholders' Equity                         34

     Statements of Cash Flows                                   35

     Notes to Financial Statements                           36-39

                          Independent Auditors' Report
                          ----------------------------




To  the  Board  of  Directors  of:
Traderight  Corp.


We have audited the accompanying statement of financial condition of Traderight Corp. (d/b/a Traderight Securities) as of December 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 2000 were audited by other auditors whose report dated February 3, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Traderight Corp. (d/b/a Traderight Securities) at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/  Salberg  &  Company,  P.A.
-------------------------------
SALBERG  &  COMPANY,  P.A.
Boca  Raton,  Florida
January  28,  2002  (except  for  Note  12  as  to  which
the  date  is  April  16,  2002)

                          Independent Auditors' Report
                          ----------------------------




Board  of  Directors
Traderight,  Corp.
Boca  Raton,  Florida


     I have audited the accompanying Statement of Income, Changes in Stockholder's Equity, and Cash Flows for the year ended December 31, 2000 of Traderight, Corp., (an S Corporation)(the "Company"). These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, Traderight, Corp's results of operations, and its cash flows for the year then ended December 31, 2000 in conformity with generally accepted accounting principles.





                              Richard  I.  Goldberg
                              Certified  Public  Accountant

                              West  Hartford,  Connecticut
                              February  3,  2001


















                                             Traderight Corp.
                                       (d/b/a Traderight Securities)
                                     Statement of Financial Condition
                                             December 31, 2001
                                             -----------------




ASSETS
------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  150,515
Receivables from clearing organization . . . . . . . . . . . . . . . . . . . . . . .   4,393,105
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9,668
Officer loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,408
Deposits with clearing organization and others (cash of $9,436 and Treasury-Bills of
$  232,895)                                                                               242,331
JBO investment in clearing organization, at cost . . . . . . . . . . . . . . . . . .      10,000
                                                                                    -------------
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $4,817,027
                                                                                    =============





                             LIABILITIES AND STOCKHOLDERS' EQUITY
                             ------------------------------------


LIABILITIES
Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    10,567
Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49,332
Marketable securities sold, not yet purchased, at market value. . . . . . . . .    2,079,000
                                                                                 ------------
TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,138,899
                                                                                 ------------

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -
Common stock, $0.001 par value, 50,000,000 shares authorized,
   5,500,000 shares issued and outstanding. . . . . . . . . . . . . . . . . . .        5,500
Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . . . . . .    5,057,248
Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (2,384,620)
                                                                                 ------------
TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . . . . . . . . .    2,678,128
                                                                                 ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . .  $ 4,817,027
                                                                                 ============










                 See accompanying notes to financial statements.





                                  Traderight Corp.
                           (d/b/a Traderight Securities)
                              Statements of Operations
                       Years Ended December 31, 2001 and 2000
                       --------------------------------------



                                                                 2001         2000
                                                           ===========
REVENUES
Commissions . . . . . . . . . . . . . . . . . . . . . . .  $  871,781   $  684,925
Trading gains (losses). . . . . . . . . . . . . . . . . .    (339,904)       9,815
Rebates on shorts . . . . . . . . . . . . . . . . . . . .       7,529         (408)
Interest and dividends. . . . . . . . . . . . . . . . . .      79,242       39,041
                                                           -----------  -----------
TOTAL REVENUES. . . . . . . . . . . . . . . . . . . . . .     618,648      733,373
                                                           -----------  -----------

OPERATING EXPENSES
Compensation. . . . . . . . . . . . . . . . . . . . . . .     225,570      362,123
Clearing costs. . . . . . . . . . . . . . . . . . . . . .     465,635      245,568
Communications and data processing. . . . . . . . . . . .     100,512      101,904
Depreciation. . . . . . . . . . . . . . . . . . . . . . .      17,549       82,619
Occupancy . . . . . . . . . . . . . . . . . . . . . . . .      54,646       88,662
Equipment leases. . . . . . . . . . . . . . . . . . . . .      60,896            -
Other expenses. . . . . . . . . . . . . . . . . . . . . .     108,870       92,953
                                                           -----------  -----------
TOTAL OPERATING EXPENSES. . . . . . . . . . . . . . . . .   1,033,678      973,829
                                                           -----------  -----------

LOSS FROM OPERATIONS. . . . . . . . . . . . . . . . . . .    (415,030)    (240,456)

OTHER INCOME (EXPENSE)
Interest expense. . . . . . . . . . . . . . . . . . . . .      (3,600)           -
Other income. . . . . . . . . . . . . . . . . . . . . . .           -        5,232
                                                           -----------  -----------
TOTAL OTHER INCOME (EXPENSE). . . . . . . . . . . . . . .      (3,600)       5,232
                                                           -----------  -----------

NET LOSS. . . . . . . . . . . . . . . . . . . . . . . . .  $ (418,630)  $ (235,224)
                                                           ===========  ===========
NET LOSS PER SHARE - BASIC AND DILUTED. . . . . . . . . .  $    (0.08)  $    (0.04)
                                                           ===========  ===========
WEIGHTED AVERAGED SHARES OUTSTANDING - BASIC AND DILUTED.   5,500,000    5,500,000
                                                           ===========  ===========











                 See accompanying notes to financial statements.



                                       Traderight Corp.
                                 (d/b/a Traderight Securities)
                         Statements of Changes in Stockholders' Equity
                            Years Ended December 31, 2001 and 2000
                            --------------------------------------



                             Additional
                             Paid-In       Accumulated
                             Common Stock  Capital       Deficit     Total
                             Shares        Amount
                             -----------------------------------------------------------------
Balance, December 31, 1999.     5,500,000  $      5,500  $2,091,248  $(1,400,522)  $  696,226
                             ------------  ------------  ----------  ------------  -----------

Capital contributions . . .             -             -      75,000            -       75,000

Net loss, 2000. . . . . . .             -             -           -     (235,224)    (235,224)

Balance, December 31, 2000.     5,500,000         5,500   2,166,248   (1,635,746)     536,002
                             ------------  ------------  ----------  ------------  -----------
Capital contributions . . .             -             -   2,891,000            -    2,891,000

S Corporation distributions             -             -           -     (330,244)    (330,244)

Net loss, 2001. . . . . . .             -             -           -     (418,630)    (418,630)
                             ------------  ------------  ----------  ------------  -----------
Balance, December 31, 2001.     5,500,000  $      5,500  $5,057,248  $(2,384,620)  $2,678,128
                             ------------  ------------  ----------  ------------  -----------























                 See accompanying notes to financial statements.




                                           Traderight Corp.
                                    (d/b/a Traderight Securities)
                                       Statements of Cash Flows
                                Years Ended December 31, 2001 and 2000
                                --------------------------------------


                                                                                    2001        2000
                                                                             ------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (418,630)  $(235,224)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17,549      82,619
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables from clearing organization. . . . . . . . . . . . . . . . . . .   (4,384,342)    164,526
Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,410      11,113
Increase (decrease) in:
Accounts payable and accrued expenses . . . . . . . . . . . . . . . . . . .       39,681     (20,595)
Securities sold, not yet purchased. . . . . . . . . . . . . . . . . . . . .    2,079,000           -
                                                                             ------------  ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES . . . . . . . . . . . .   (2,664,332)      2,439
                                                                             ------------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of NASDAQ stock. . . . . . . . . . . . . . . . . . . . . . . . . .            -      (3,300)
Proceeds from sale of property and equipment to related party . . . . . . .      130,000           -
Purchase of equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .      (15,000)          -
Repayment of loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (120,000)          -
Officer loan disbursements. . . . . . . . . . . . . . . . . . . . . . . . .      (11,408)          -
Disbursement for JBO stock investment . . . . . . . . . . . . . . . . . . .      (10,000)          -
Disbursement for deposits and other assets. . . . . . . . . . . . . . . . .     (236,921)          -
                                                                             ------------  ----------
NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . . . . . . . . . . . .     (263,329)     (3,300)
                                                                             ------------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable . . . . . . . . . . . . . . . . . . . . . . . .            -     120,000
Principal payments on capital lease obligations . . . . . . . . . . . . . .            -      (5,813)
Capital contributions . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,891,000      75,000
S Corporation distributions . . . . . . . . . . . . . . . . . . . . . . . .      (65,000)          -
                                                                             ------------  ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES:. . . . . . . . . . . . . . . . .    2,826,000     189,787
                                                                             ------------  ----------

NET INCREASE (DECREASE) IN CASH . . . . . . . . . . . . . . . . . . . . . .     (101,661)    188,326
                                                                             ------------  ----------
CASH AT BEGINNING OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . .      252,176      63,850
                                                                             ------------  ----------
CASH AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   150,515   $ 252,176
                                                                             ============  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
---------------------------------------------------------------------------
Cash paid during the year for
Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     3,600   $  16,440
                                                                             ============  ==========




SUPPLEMENTAL  SCHEDULE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:
----------------------------------------------------------------------------
During 2001, while an S Corporation, the Company sold property and equipment with a book value of $391,944 to an affiliate of the sole stockholder for $130,000 cash. The loss of $261,944 was recorded as a stockholder distribution.

During 2001, the Company transferred NASDAQ stock with a book value of $3,300 held as an investment to its sole stockholder. The $3,300 was recorded as a stockholder distribution.

                                Traderight Corp.
                          (d/b/a Traderight Securities)
                          Notes to Financial Statements
                           December 31, 2001 and 2000
                           --------------------------

Note  1   Organization  and  Nature  of  Business
-------------------------------------------------

Traderight Corp. d/b/a Traderight Securities (the "Company") is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers ("NASD"). The Company, a wholly-owned subsidiary of Tradeology Securities, LLC, (the "Parent") was organized under the laws of the State of Florida on December 1, 1997 and is headquartered in Boca Raton, Florida.

The Company is a fully disclosed introducing NASD broker dealer. The Company focuses on day trading and firm trading.

Note  2   Summary  of  Significant  Accounting  Policies
--------------------------------------------------------

     (A)  Basis  of  Presentation

The accompanying financial statements have been prepared pursuant to Rule 17a-5 of the Securities and Exchange Commission Act of 1934. The classification and reporting of items appearing on the financial statements are consistent with that rule.

     (B)  Use  of  Estimates

In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results may differ from these estimates.

     (C)  Cash

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with an original maturities of three months or less to be cash equivalents.

     (D)  Securities  Owned,  and  Securities  Sold,  Not  Yet  Purchased

Marketable Securities owned, and sold, not yet purchased, are recorded at market values. Unrealized gains or losses are recognized in operations.

(E)  Depreciation

Depreciation was provided on a straight-line basis using estimated useful lives of 5 to 10 years. All property and equipment was sold to an affiliate under a sale-leaseback arrangement from January to April 2001. The Company was then sold and the lease was terminated under the terms of the sale agreement.


(F)  Revenue  Recognition

Commission revenue is recorded on the settlement date and proprietary trading gains and losses are recorded on a trade-date basis.

(G)  Income  Taxes

Through April 30, 2001, the Company was classified as an S Corporation under the Internal Revenue Code. Accordingly, in lieu of paying corporate taxes, the stockholder was taxed individually on the corporate profit or loss. Effective May 1, 2001, the Company's S Corporation election was terminated as a result of its acquisition by the Parent.

From May 1, 2001, the Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

     (H)  Reclassifications

Certain amounts in the year 2000 financial statements have been reclassified to conform to the year 2001 presentation.


Note  3   Receivable  from  Clearing  Organization
--------------------------------------------------

Amounts receivable are from one clearing organization and consist of the following at December 31, 2001:

Proprietary trading account cash balance  $4,258,690
Commissions and interest receivable. . .     134,415
----------------------------------------  ----------
                                          $4,393,105
                                          ----------



The Company clears its proprietary and customer transactions through another broker-dealer on a fully disclosed basis.

Note  4   Marketable  Securities  Sold,  Not  Yet  Purchased
------------------------------------------------------------

Marketable securities sold, not yet purchased, consist of trading securities at market value as follows:

Corporate stock  $2,079,000
---------------  ==========



Note  5   Stockholders'  Equity
-------------------------------

During  2000,  the  then  sole  stockholder  contributed $75,000 to the Company.

During 2001, while operating as an S Corporation, the Company distributed $65,000 in cash and $3,300 in marketable securities to its then sole stockholder and $261,944 net book value of property and equipment to an affiliate of its then sole stockholder. The Company was then purchased by Tradeology Securities, LLC. (See Note 1)

Note  6   Net  Capital  Requirements
------------------------------------

The Company is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1.

At December 31, 2001, the Company had net capital of $2,095,015, which was $1,995,015 in excess of its required net capital of $100,000. The Company's ratio of aggregate indebtedness to net capital was 0.0286 to 1.

Note  7   Concentrations
------------------------

The Company is engaged in trading and brokerage activities and clears its transactions through another broker-dealer on a fully disclosed basis. At December 31, 2001, the Company maintained cash balances and receivables aggregating $4,393,105 and deposits of $234,827 at that clearing broker-dealer. Such balances represent approximately 96% of the total assets of the Company at December 31, 2001 and are not federally insured.

Approximately 99% of the Company's revenue is derived from propriety trading and customer accounts held by the Parent.

The Company maintains cash in bank deposit accounts, which at times, exceed federally insured limits. At December 31, 2001, the Company had $34,428 in bank deposits, which exceeded federally insured limits.

Note  8   Legal  Matters
------------------------

The  Company  is  subject  to  certain  claims  as  follows:

In July 2001, the Company was notified of a claim for $99,750 relating to payment on certain equipment leases to a leasing company controlled by the former sole stockholder of the Company. The Company responded to this claim noting that under the Purchase and Sale Agreement between the seller of Traderight Corp. and the purchaser, Tradeology Securities, LLC, all lease obligations were to be assumed by the seller. Through the date of the accompanying audit report, no formal legal action has been initiated by the plaintiff on this claim.

In January 2002, the Company was notified that it was liable under a telephone system lease for $49,967. The Company believes that this lease should have been assumed by the seller of Traderight Corp. pursuant to the terms of the Purchase and Sale Agreement discussed above. However, while terms of the telephone lease agreement relating to transferability are being reviewed by management, the Company has accrued a contingent liability of $42,878, which equals the $49,967 claim, less a deposit of $7,094 provided to that lessor in a prior period.

Note  9   Related  Party  Transactions
--------------------------------------

During 2001, while an S Corporation, the Company sold property and equipment with a book value of $391,944 to an affiliate of the sole stockholder for $130,000 cash. The loss of $261,944 was recorded as a stockholder distribution.

Since the ownership change on May 1, 2001, the Company uses office space of its Parent and paid $5,000 to the Parent in 2001 for its usage.

Note  10  Income  Taxes
-----------------------

There was no income tax in 2000 since the S Corporation losses were passes through to the sole stockholder.

There was no income tax from January 1, 2001 through April 30, 2001 since the S Corporation losses were passed through to the sole stockholder.

There was no income tax expense for the period from May 1, 2001 through December 31, 2001 (C Corporation tax status) due to the Company's net losses.

The Company's tax expense (benefit) differs from the "expected" tax expense (benefit) for the year ended December 31, 2001 (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:




Computed "expected" tax expense (benefit)  $(98,564)
-----------------------------------------  ---------
Change in valuation allowance . . . . . .    98,564
                                           $      -
                                           ---------




The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2001 are as follows:



Deferred tax assets:
Net operating loss carryforward  $ 98,564
Total gross deferred tax assets    98,564
                                 ---------
Less valuation allowance. . . .   (98,564)
Net deferred tax assets . . . .  $      -



The Company has a net operating loss carryforward of approximately $290,000, which has accumulated since May 1, 2001, the first day of the Company's existence as a C Corporation after the S Corporation termination. There was no valuation allowance at December 31, 2000 or April 30, 2001. The increase in the valuation allowance in 2001 was $98,564.

Note  11  Trading  Gains  (Losses)
----------------------------------

Trading gains (losses) consist of the following for the years ended December 31, 2001 and 2000:



                             2001     2000
Trading gains (losses)  $(351,300)  $8,605
----------------------  ----------  ------
Unrealized gains . . .     11,396    1,210
----------------------  ----------  ------
                        $(339,904)  $9,815
                        ----------  ------



Note  12  Subsequent  Events
----------------------------

In February 2002, the Company amended its articles to authorize 5,000,000 preferred shares at $0.001 par value and increase the common authorized shares to 50,000,000 at $0.001 par value. In addition, the Board of Directors authorized an 11,000 for 1 forward stock split in March 2002. The effect of the above changes has been reflected retroactively in the accompanying financial statements for all share and per share data.

In June 2002, the Company issued 400,000 common shares to various employees for services rendered pursuant to an employee benefit plan, 370,000 common shares to an investment banker for consulting services, 500,000 to an OTCBB publicly traded corporation in exchange for 300,000 common shares of that publicly traded corporation. Based on the trading value of the publicly held corporation shares at the exchange date and the exchange ratio, the Company has valued its shares at $0.51 per share. This value will be used to compute the expense of stock issued for services, which aggregated $392,700.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


     The Company switched auditors from Richard Goldberg, CPA to Salberg & Co. for the 2001 financial statements. The decision to switch auditors was approved by the Board of Directors and was primarily for the purpose of retaining a local auditor. There were never any disagreements on accounting principles with our prior auditor.


                                  LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for our Company by Bruce M. Pritchett, Attorney at Law, 8 East Broadway, Suite 609, Salt Lake City, Utah 84111.

                                     EXPERTS

     The financial statements of our Company as of our December 31, 2001 fiscal year-end, appearing in this prospectus and registration statement, have been audited by Salberg & Company, P.A., as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Salberg & Company, P.A. as experts in accounting and auditing.


The financial statements of our Company as of our December 31, 2000 fiscal year-end, appearing in this prospectus and registration statement, have been audited by Richard Goldberg, CPA, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Richard Goldberg, CPA as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

          We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Traderight, Corp. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.





====================================                                =================================
UNTIL _____________, 2002, ALL DEALERS THAT EFFECT
TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO
DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE
DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------
TABLE OF CONTENTS
--------------------------------                                              TRADERIGHT, CORP.
Prospectus Summary                             3
Risk Factors                                   3
Use of Proceeds                                6
Determination of Offering Price                6
Dilution                                       6                               2,370,000 SHARES
Selling Security Holders                       6                                COMMON STOCK
Plan of Distribution                           8                               $ .001 PAR VALUE
Legal Proceedings                              9
Directors & Executive Officers                 9
Principal Stockholders                        10
Description of Securities                     11
Interests of Named Experts                    11
SEC's Position on Indemnification             11
Description of Business                       12                             ---------------------
Management's Discussion & Analysis            14                                  PROSPECTUS
Description of Property                       16                             ---------------------
Certain Relationships and Related Transactions16
Market for Common Stock                       16
Executive Compensation                        18
Financial Statements                          19

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER IN ANY JURISDICTION. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE                        ___________________ 2002
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE SUCH DATE.
====================================                                   ================================
-------------------------------------------------------------------   ----------------------------------

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Statutes provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     With  respect to proceedings by or in the right of the corporation, Section
607.0850 provides that a corporation has the power to indemnify directors, officers, employees or agents against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, with certain exceptions stated in the statute.

          Section 607.0850 further provides that directors, officers, employees and agents shall be indemnified against expenses actually and reasonably incurred in connection with a successful defense on the merits of one of the above types of proceedings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and
             ---------
Exchange  Commission.


Securities and Exchange Commission Filing Fee  $   127.42
Printing Fees and Expenses. . . . . . . . . .      500.00
Legal Fees and Expenses . . . . . . . . . . .   30,000.00
Accounting Fees and Expenses. . . . . . . . .   18,000.00
Blue Sky Fees and Expenses. . . . . . . . . .      500.00
Trustee's and Registrar's Fees. . . . . . . .      500.00
Miscellaneous . . . . . . . . . . . . . . . .      372.58
                                               ----------
TOTAL . . . . . . . . . . . . . . . . . . . .  $50,000.00
                                               ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following information is for all securities that we sold within the past 3 years without registering them under the Securities Act of 1933.

None of the sales detailed in this section involved the use of an underwriter, and no commissions were paid in connection with the sale of any securities detailed in this section.

     On or about June 3, 2002 we issued a total of 400,000 shares of common stock to 8 employees pursuant to the 2002 Benefit Plan of Traderight, Corp. in exchange for services rendered to our company. We issued 100,000 shares to Jay Patel; 75,000 shares to Carl Gessner; 50,000 shares to Robert Price; 50,000 shares to Jose Perich; 50,000 shares to Edward Evangelista; 25,000 shares to Robyn Snyder; 25,000 shares to Neil Christensen; and 25,000 shares to Scott Bitzer. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, as well as Rule 701 promulgated under the Securities Act. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve any public offering; (2) there were only 8 offerees, all of whom were our employees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificates representing their shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; (6) the negotiations for the sale of the stock took place directly between the offerees and our management; and (7) the shares were issued pursuant to a written benefit plan, and were issued only to our employees for bona fide services having nothing to do capital raising or promoting or maintaining a market in our stock.

On or about June 3, 2002, we issued a total of 500,000 shares of common stock to Xenicent Corporation in exchange for 300,000 shares of Xenicent's common stock. The sale was made pursuant to a written Share Exchange Agreement with Xenicent. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor who was itself a publicly reporting company; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On or about June 3, 2002, we issued a total of 370,000 shares of common stock to Greentree Financial Group, Inc. in exchange for financial services related to the preparation of our Form SB-2 registration statement. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

     ITEM 27. EXHIBITS.


EXHIBITS.


SEC Ref. No.  Title of Document                                          Location
------------  -----------------                                          --------
2.1. . . . .  Purchase and Sale Agreement dated 3/27/01
3.1. . . . .  Articles of Incorporation                                        **
3.2. . . . .  Bylaws                                                           **
3.3. . . . .  Articles of Amendment dated 1/29/02                              **
5.1. . . . .  Legal Opinion included in Exhibit 23.1                           **
10.1 . . . .  Clearing Agreement with Spear, Leeds                       Attached
10.2 . . . .  Share Exchange Agreement dated 6/3/02                            **

10.3 . . . .  Promissory Note with Equishare Holdings, LLC                     **
10.4 . . . .  Employment Agreement, Jose Perich                                **
10.5 . . . .  Employment Agreement, Edward Evangelista                         **
10.6 . . . .  2002 Stock Benefit Plan                                          **

16 . . . . .  Letter on Change in Auditors                                     **
23.1 . . . .  Consent of Bruce M. Pritchett, Esq.                        Attached
23.2 . . . .  Consent of Salberg & Company, P.A.                         Attached
23.3 . . . .  Consent of Richard Goldberg, C.P.A. (Included in Item 16)  Attached
              Attached



** Indicates previously filed

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than payment of expenses incurred by a director, officer or controlling persons in the successful defense of any action, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The  undersigned  registrant  hereby  undertakes  to:
(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.


(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Traderight, Corp., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Boca Raton, State of Florida, on December 20, 2002.

                                   Traderight, Corp.


Dated:  December 20, 2002                    By: /s/ Jygnesh "Jay" Patel
----                                         Jygnesh "Jay" Patel
                                             Chief Executive Officer


Dated:  December 20, 2002                    By: /s/ Edward Evangelista
----                                         Edward Evangelista
                                             Chief Financial Officer and
                                             Principal Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


     /s/ Jygnesh "Jay" Patel
     Jygnesh "Jay" Patel,
     Chief Executive Officer and Director

     Date:     December 20, 2002

     /s/ Carl Gessner
     Carl Gessner
     Vice President, Secretary and Director

     Date:     December 20, 2002